[FHLBank Atlanta logo]

January 9, 2009

Dear Members:

Recent news reports about the Federal Home Loan Bank system, individual federal home loan banks, and in particular, the Federal Home Loan Bank of Atlanta have prompted inquiries from member institutions about the Bank's financial strength. We continue to operate in one of the most difficult economic environments in recent years, and this situation unfortunately can lead at times to excessive speculation and rumors.

As I have stated before, the Bank remains financially sound and is focused on executing its mission and providing members with access to the liquidity they need and desire. Our recent third quarter financial reports noted the impact of recording an other-than-temporary impairment loss on private label mortgage-backed securities (MBS). More recently, the Bank noted dividend guidance for the fourth quarter of 2008 that is lower than dividends paid in previous quarters to reflect a conservative financial management approach during this period of continued volatility. At this time, the Bank affirms these statements, though I look forward to providing additional information to you once net income for the last quarter of 2008 is calculated.

In the meantime, I think it is very positive to note that improvements in the credit markets have allowed the Bank to provide improved pricing on a wider range of advance products. This indication of improved pricing and greater access to capital markets is a welcome sign, and it suggests that investors continue to recognize the vital importance of the FHLBank System, our conservative operations, and prudent execution of our mission in these difficult times.

Sincerely,

/s/ Richard A. Dorfman

Richard A. Dorfman

Some of the statements made in this announcement including those that relate to the Bank's dividend guidance for the fourth quarter of 2008 and the Bank's future financial performance, are "forward-looking statements", which include statements with respect to FHLBank Atlanta's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond FHLBank Atlanta's control, and which may cause the Bank's actual dividend payment, results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: FHLBank Atlanta's actual net income results, which drive the determination of actual dividend payments; legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of FHLBank Atlanta and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause FHLBank Atlanta's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.